Exhibit 21

Subsidiaries of AMP Productions, Ltd.

China Digital Image Organization Co., Limited – Hong Kong
Shenzhen Digital Image Technologies Co., Ltd. – PRC
Shenzhen Digital Image 3D Design and Development Co., Ltd. – PRC
Shenzhen Digital Image Technologies Co., Ltd., Xi’an Branch  – PRC